SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Puissant Industries, Inc.
 (Exact name of Registrant as specified in charter)

Florida	27-0543309
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2011-2012 Puissant Industries, Inc. Employee and Consultant Stock Compensation Plan
(Full Titles of Plan)

Puissant Industries, Inc.
3701 Edmonton Road, P.O. Box 351
Columbia Kentucky 42728
Telephone 270-385-9877
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Hamilton & Associates Law Group, P.A.
Brenda Lee Hamilton, Attorney
101 Plaza Real Suite 201 S
Boca Raton, Florida 33432
Telephone No. (561) 416-8956

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered Common Stock,	Amount to be Registered (1)	Proposed Max. Offering Price per Share (3) (4)	Proposed Max. Aggregate Offering Price (3) (4)	Amount of Registration Fee (5)
$0.001 par value	200,000	$2.00	$400,000	$45.84
______
(1) Represents shares issuable pursuant to agreement(s) for services rendered or to be rendered.

(2) Represents shares that may be acquired under the 2010-2012 Employee and Consultant Stock Compensation Plan (“Stock Award Plan”).

(3) This Registration Statement shall also cover any additional shares of Common Stock (the “Common Stock”) which become issuable under the Stock Award Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that result in an increase in the number of outstanding shares of our Common Stock.

(4) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended. (1) Estimated in accordance with Rule 457(a) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on recent prices of private transactions.

(5) Calculated under Section 6(b) of the Securities Act of 1933 as .0001146 of the aggregate offering

TABLE OF CONTENTS

PART I. INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.	PLAN INFORMATION	3

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION	3

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE	3

ITEM 4.	DESCRIPTION OF SECURITIES	3

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL	3

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS	3

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED	3

ITEM 8.	EXHIBITS	4

ITEM 9.	UNDERTAKINGS	4

SIGNATURES		5

EXHIBIT INDEX

EXHIBIT 5.1	OPINION OF HAMILTON & ASSOCIATES, P.A.

EXHIBIT 23.1	CONSENT OF HAMILTON ASSOCIATES P.A. (CONTAINED IN EXHIBIT 5.1)

EXHIBIT 23.2	CONSENT OF AUDITOR

PART I. INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION

The document(s) containing the information specified in Item 1 will be sent or given to employees and consultants as specified in Rule 428(b)(1) and are not required to be filed as part of this registration statement. Our Stock Award Plan is for selected employees and our key consultants and advisors and is intended to advance our best interests by providing personnel who have substantial responsibility for our management and growth and our subsidiaries with additional incentive by increasing their proprietary interest in our potential success, thereby encouraging them to remain in the employ or consul of the Company or any of its subsidiaries. Our Board of Directors may at any time alter, suspend or terminate the Plan. Should any individual affected by the Plan desire additional information, they may contact:

Mark Holbrook

Chief Executive Officer

Puissant Industries, Inc.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

The document(s) containing the information specified in Item 2 will be sent or given to employees as specified in Rule 428(b)(1) and are not required to be filed as part of this registration statement.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

We hereby incorporate by reference into this registration statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “Commission”):

a. Our Quarterly Report on Form 10-Q for the Quarterly Periods ended September 30, 2011 filed on November 21, 2011.

b. Our Form S-1 as filed with the Commission, which includes the description of our Common Stock and which was declared effective on October 28, 2011.

c. All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which de-registers all securities then remaining unsold, that shall be deemed to be incorporated by reference in this registration statement and will be deemed to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Brenda Lee Hamilton, Esquire will receive 65,000 shares of our common stock and is the sole shareholder of Hamilton & Associates Law Group., who has opined on the validity of the securities being registered.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Number Description

5.1 Opinion of Hamilton and Associates P.A.

23.1 Consent of Hamilton and Associates P.A. [contained in exhibit 5.1]

23.2 Consent of Auditor

ITEM 9. UNDERTAKINGS

1. We hereby undertake:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and our controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized in Columbia, Kentucky on December 1, 2011.

December 1, 2011	By:	/s/ Mark Holbrook
Mark Holbrook,
Director
Principle Executive Officer

December 1, 2011	By:	/s/ Marshall Holbrook
Marshall Holbrook,
Vice President

December 1, 2011	By:	/s/ Cora J. Holbrook
Cora J. Holbrook,
Principal Accounting Officer
Director